Exhibit 99.2

800 Boylston Street

Boston, MA 02199

AT THE COMPANY

Michael Walsh

Senior Vice President, Finance

(617) 236-3410

Arista Joyner

Investor Relations Manager

(617) 236-3343

BOSTON PROPERTIES ANNOUNCES

SECOND QUARTER 2012 RESULTS

Reports diluted FFO per share of $1.37	Reports diluted EPS of $0.79

BOSTON, MA, August 6, 2012 – Boston Properties, Inc. (NYSE: BXP), a real estate investment trust, reported results today for the second quarter ended June 30, 2012.

Funds from Operations (FFO) for the quarter ended June 30, 2012 were $206.8 million, or $1.38 per share basic and $1.37 per share diluted. This compares to FFO for the quarter ended June 30, 2011 of $181.6 million, or $1.24 per share basic and $1.23 per share diluted. The weighted average number of basic and diluted shares outstanding totaled 150,312,215 and 152,047,213, respectively, for the quarter ended June 30, 2012 and 145,864,277 and 148,156,158, respectively, for the quarter ended June 30, 2011.

The Company’s reported FFO of $1.37 per share diluted exceeded the guidance previously provided of $1.23-$1.25 per share. The Company’s reported FFO included the following items, among others, that were not included in the previous guidance: $0.07 per share of termination income from a tenant at the General Motors Building, $0.02 per share from the settlement of a bankruptcy claim against a former tenant, $0.03 per share of improvement in portfolio operations, $0.02 per share from better than expected third-party fee and other income, offset by ($0.01) per share of interest expense associated with the June 11, 2012 offering of $1.0 billion of unsecured senior notes.

Net income available to common shareholders was $119.1 million for the quarter ended June 30, 2012, compared to $60.2 million for the quarter ended June 30, 2011. Net income available to common shareholders per share (EPS) for the quarter ended June 30, 2012 was $0.79 basic and $0.79 on a diluted basis. This compares to EPS for the second quarter of 2011 of $0.41 basic and $0.41 on a diluted basis.

The reported results are unaudited and there can be no assurance that the results will not vary from the final information for the quarter ended June 30, 2012. In the opinion of management, all adjustments considered necessary for a fair presentation of these reported results have been made.

As of June 30, 2012, the Company’s portfolio consisted of 150 properties, comprised primarily of Class A office space, one hotel, three residential properties and three retail properties, aggregating approximately 42.8 million square feet, including six properties under construction totaling 2.2 million square feet. In addition, the Company has structured parking for vehicles containing approximately 15.2 million square feet. The overall percentage of leased space for the 141 properties in service (excluding the two in-service residential properties and the hotel) as of June 30, 2012 was 91.6%.

Significant events during the second quarter included:

•

On April 2, 2012, the Company used available cash to repay the mortgage loan collateralized by its One Freedom Square property located in Reston, Virginia totaling $65.1 million. The mortgage financing bore interest at a fixed rate of 7.75% per annum and was scheduled to mature on June 30, 2012. There was no prepayment penalty. The Company recognized a gain on early extinguishment of debt totaling approximately $0.3 million related to the acceleration of the remaining balance of the historical fair value debt adjustment.

•

On April 30, 2012, the Company fully placed in-service 510 Madison Avenue, a Class A office project with approximately 356,000 net rentable square feet located in New York City. The property is currently 55% leased.

•

On May 4, 2012, the Company completed and fully placed in-service One Patriots Park, a Class A office redevelopment project with approximately 268,000 net rentable square feet located in Reston, Virginia. The property is 100% leased.

•

On May 14, 2012, an unconsolidated joint venture in which the Company has a 60% interest entered into a lease termination agreement with an existing tenant at its General Motors Building in New York City. Under the agreement, the tenant terminated early its lease for approximately 36,000 square feet at the building and is responsible for certain payments to the unconsolidated joint venture aggregating approximately $28.4 million through May 1, 2014 (of which the Company’s share is approximately $17.0 million). As a result of the termination, the Company recognized termination income totaling approximately $11.8 million (which is net of the write-off of the accrued straight-line rent balance) during the second quarter of 2012, which is included within income from unconsolidated joint ventures on the Company’s consolidated statements of operations.

•

On May 17, 2012, the Company completed the sale of its Bedford Business Park properties located in Bedford, Massachusetts for approximately $62.8 million in cash. Net cash proceeds totaled approximately $62.0 million, resulting in a gain on sale of approximately $36.9 million. Bedford Business Park is comprised of two Office/Technical buildings and one Class A office building aggregating approximately 470,000 net rentable square feet.

•

On June 11, 2012, the Company’s Operating Partnership completed a public offering of $1.0 billion in aggregate principal amount of its 3.850% senior unsecured notes due 2023. The notes were priced at 99.779% of the principal amount to yield an effective rate (including financing fees) of 3.954% to maturity. The notes will mature on February 1, 2023, unless earlier redeemed. The aggregate net proceeds from the offering were approximately $989.4 million after deducting underwriting discounts and transaction expenses.

•

During the second quarter of 2012, the Company utilized its “at the market” (“ATM”) stock offering program to issue an aggregate of 1,298,700 shares of its common stock for gross proceeds of approximately $139.2 million and net proceeds of approximately $137.9 million. As of August 6, 2012, approximately $305.3 million remained available for issuance under this ATM program.

Transactions completed subsequent to June 30, 2012:

•

On July 13, 2012, the Company executed an agreement to form a joint venture, which upon closing will own and operate Fountain Square, an approximately 811,000 net rentable square foot office and retail complex located in Reston, Virginia, adjacent to the Company’s other Reston properties. The joint venture partner will contribute the property valued at approximately $385.0 million and related mortgage indebtedness totaling approximately $211.3 million for a 50% interest in the joint venture. The Company expects to contribute cash totaling approximately $87.0 million for its 50% interest, which cash will be distributed to the joint venture partner. The Company expects to consolidate this joint venture. The mortgage loan bears interest at fixed rate of 5.71% per annum and matures on October 11, 2016. Pursuant to the joint venture agreement (i) the Company has rights to acquire the partner’s 50% interest and (ii) the partner has the right to cause the Company to acquire the partner’s interest on January 4, 2016, in each case at a fixed price totaling approximately $102.0 million in cash. The fixed price option rights expire on January 31, 2016. The Company expects to complete the transaction by the end of the third quarter of 2012, however there can be no assurance that the transaction will close on the terms currently contemplated or at all. The Company projects this property’s annualized 2012 Unleveraged FFO Return to be 6.0% and annualized 2012 Unleveraged Cash Return to be 5.6%. The calculation of these returns and related disclosures are presented on the accompanying table entitled “Projected Annualized 2012 Returns on Operating Property Acquisition.” There can be no assurance that actual returns will not differ materially from these projections.

•

On July 25, 2012, the Company’s Operating Partnership issued notice to redeem the remaining $225.0 million in aggregate principal amount of its 6.25% senior notes due 2013 on August 24, 2012. The Company expects to fund this redemption using available cash. The redemption price will equal the sum of (i) the present values as of the redemption date of the remaining scheduled payments of principal and interest from the redemption date to maturity (excluding any accrued and unpaid interest) discounted on a semi-annual basis at a rate equal to the yield to maturity of a comparable United States Treasury security plus 0.35%, plus (ii) accrued interest to, but excluding, August 24, 2012, as provided in the applicable indenture. The redemption price will be calculated three business days prior to the redemption date and will be payable on August 24, 2012 in accordance with the terms of the applicable indenture. In connection with the redemption, the Company expects (1) to recognize a loss on extinguishment of debt in the third quarter of 2012 of approximately $5.3 million as a result of the redemption premium and (2) a reduction in future interest payments from the redemption date through the stated maturity date of January 15, 2013 of approximately $5.7 million.

EPS and FFO per Share Guidance:

The Company’s guidance for the third quarter and full year 2012 for EPS (diluted) and FFO per share (diluted) is set forth and reconciled below. The Company’s revised estimates include termination income in the second quarter of $0.09 per share, $0.03 per share of improvement in portfolio operations, $0.01 per share of additional development and management service income, and $0.01 per share from the expected acquisition of Fountain Square. These items are offset by increased interest expense of ($0.12) per share resulting from its $1.0 billion unsecured senior notes issuance on June 11, 2012 and dilution from the issuance of equity under its ATM program of ($0.02) per share. Except as described below, the estimates reflect management’s view of current and future market conditions, including assumptions with respect to rental rates, occupancy levels and the earnings impact of the events referenced in this release and otherwise referenced during the conference call referred to below. The estimates do not include possible future gains or losses or the impact on operating results from other possible future property acquisitions or dispositions, other possible capital markets activity or possible future impairment charges. EPS estimates may be subject to fluctuations as a result of several factors, including changes in the recognition of depreciation and amortization expense and any gains or losses associated with disposition activity. The Company is not able to assess at this time the potential impact of these factors on projected EPS. By definition, FFO does not include real estate-related depreciation and amortization, impairment losses or gains or losses associated with disposition activities. There can be no assurance that the Company’s actual results will not differ materially from the estimates set forth below.

	Third Quarter 2012			Full Year 2012
	Low	-	High	Low	-	High

Projected EPS (diluted)	$0.33	-	$0.35	$1.98	-	$2.04
Add:
Projected Company Share of Real Estate Depreciation and Amortization	0.80	-	0.80	3.19	-	3.19
Less:
Projected Company Share of Gains on Sales/Transfers of Real Estate	0.00	-	0.00	0.32	-	0.32

Projected FFO per Share (diluted)	$1.13	-	$1.15	$4.85	-	$4.91

Boston Properties will host a conference call on Tuesday, August 7, 2012 at 10:00 AM Eastern Time, open to the general public, to discuss the second quarter 2012 results, the 2012 projections and related assumptions, and other related matters that may be of interest to investors. The number to call for this interactive teleconference is (877) 706-4503 (Domestic) or (281) 913-8731 (International) and entering the passcode 85069939. A replay of the conference call will be available through August 21, 2012, by dialing (855) 859-2056 (Domestic) or (404) 537-3406 (International) and entering the passcode 85069939. There will also be a live audio webcast of the call which may be accessed on the Company’s website at www.bostonproperties.com in the Investor Relations section. Shortly after the call a replay of the webcast will be available in the Investor Relations section of the Company’s website and archived for up to twelve months following the call.

Additionally, a copy of Boston Properties’ second quarter 2012 “Supplemental Operating and Financial Data” and this press release are available in the Investor Relations section of the Company’s website at www.bostonproperties.com.

Boston Properties is a fully integrated, self-administered and self-managed real estate investment trust that develops, redevelops, acquires, manages, operates and owns a diverse portfolio of Class A office space, one hotel, three residential properties and three retail properties. The Company is one of the largest owners and developers of Class A office properties in the United States, concentrated in five markets – Boston, New York, Princeton, San Francisco and Washington, DC.

This press release contains forward-looking statements within the meaning of the Federal securities laws. You can identify these statements by our use of the words “assumes,” “believes,” “estimates,” “expects,” “guidance,” “intends,” “plans,” “projects” and similar expressions that do not relate to historical matters. You should exercise caution in interpreting and relying on forward-looking statements because they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond Boston Properties’ control and could materially affect actual results, performance or achievements. These factors include, without limitation, the Company’s ability to satisfy the closing conditions to the pending transactions described above, the ability to enter into new leases or renew leases on favorable terms, dependence on tenants’ financial condition, the uncertainties of real estate development, acquisition and disposition activity, the ability to effectively integrate acquisitions, the uncertainties of investing in new markets, the costs and availability of financing, the effectiveness of our interest rate hedging contracts, the ability of our joint venture partners to satisfy their obligations, the effects of local, national and international economic and market conditions (including the impact of the European sovereign debt issues), the effects of acquisitions, dispositions and possible impairment charges on our operating results, the impact of newly adopted accounting principles on the Company’s accounting policies and on period-to-period comparisons of financial results, regulatory changes and other risks and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission. Boston Properties does not undertake a duty to update or revise any forward-looking statement, including its guidance for the third quarter and full fiscal year 2012, whether as a result of new information, future events or otherwise.

Financial tables follow.

BOSTON PROPERTIES, INC.

CONSOLIDATED BALANCE SHEETS

	June 30, 2012	December 31, 2011
	(in thousands, except for share amounts)
	(unaudited)
ASSETS

Real estate	$13,143,487	$12,303,965
Construction in progress	732,734	818,685
Land held for future development	270,169	266,822
Less: accumulated depreciation	(2,781,218)	(2,642,986)

Total real estate	11,365,172	10,746,486

Cash and cash equivalents	1,671,997	1,823,208
Cash held in escrows	31,381	40,332
Investments in securities	11,036	9,548
Tenant and other receivables, net of allowance for doubtful accounts of $1,834 and $1,766, respectively	43,507	79,838
Related party notes receivable	282,416	280,442
Interest receivable from related party notes receivable	98,866	89,854
Accrued rental income, net of allowance of $2,693 and $2,515, respectively	559,646	522,675
Deferred charges, net	504,475	445,403
Prepaid expenses and other assets	41,480	75,458
Investments in unconsolidated joint ventures	670,653	669,722

Total assets	$15,280,629	$14,782,966

LIABILITIES AND EQUITY
Liabilities:
Mortgage notes payable	$2,877,125	$3,123,267
Unsecured senior notes, net of discount	4,863,413	3,865,186
Unsecured exchangeable senior notes, net of discount	1,155,669	1,715,685
Unsecured line of credit	—	—
Accounts payable and accrued expenses	163,496	155,139
Dividends and distributions payable	93,353	91,901
Accrued interest payable	61,947	69,105
Other liabilities	308,354	293,515

Total liabilities	9,523,357	9,313,798

Commitments and contingencies	—	—

Noncontrolling interest:
Redeemable preferred units of the Operating Partnership	51,537	55,652

Equity:
Stockholders’ equity attributable to Boston Properties, Inc.
Excess stock, $.01 par value, 150,000,000 shares authorized, none issued or outstanding	—	—
Preferred stock, $.01 par value, 50,000,000 shares authorized, none issued or outstanding	—	—
Common stock, $.01 par value, 250,000,000 shares authorized, 150,794,602 and 148,186,511 shares issued and 150,715,702 and 148,107,611 shares outstanding at June 30, 2012 and December 31, 2011, respectively	1,507	1,481
Additional paid-in capital	5,184,710	4,936,457
Dividends in excess of earnings	(34,463)	(53,080)
Treasury common stock, at cost	(2,722)	(2,722)
Accumulated other comprehensive loss	(14,978)	(16,138)

Total stockholders’ equity attributable to Boston Properties, Inc.	5,134,054	4,865,998

Noncontrolling interests:
Common units of the Operating Partnership	573,241	548,581
Property partnerships	(1,560)	(1,063)

Total equity	5,705,735	5,413,516

Total liabilities and equity	$15,280,629	$14,782,966

BOSTON PROPERTIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2012	2011	2012	2011
	(in thousands, except for per share amounts)
Revenue
Rental
Base rent	$372,285	$346,515	$728,376	$684,122
Recoveries from tenants	57,475	48,255	109,222	93,495
Parking and other	23,524	21,098	45,951	40,159

Total rental revenue	453,284	415,868	883,549	817,776
Hotel revenue	10,049	8,904	16,865	14,852
Development and management services	9,564	9,095	17,710	16,521

Total revenue	472,897	433,867	918,124	849,149

Expenses
Operating
Rental	161,853	143,633	318,299	282,524
Hotel	6,616	6,281	12,715	12,020
General and administrative	19,066	18,721	46,685	43,364
Transaction costs	8	1,361	2,112	1,433
Depreciation and amortization	111,643	110,259	220,583	218,852

Total expenses	299,186	280,255	600,394	558,193

Operating income	173,711	153,612	317,730	290,956
Other income (expense)
Income from unconsolidated joint ventures	21,191	8,882	32,912	16,858
Interest and other income	2,382	1,953	4,028	2,927
Gains (losses) from investments in securities	(186)	6	615	379
Gains from early extinguishments of debt	274	—	1,041	—
Interest expense	(99,901)	(94,583)	(203,138)	(193,108)

Income from continuing operations	97,471	69,870	153,188	118,012
Discontinued operations
Income (loss) from discontinued operations	398	(132)	884	(80)
Gain on sale of real estate from discontinued operations	36,877	—	36,877	—
Gain on forgiveness of debt from discontinued operations	—	—	17,807	—

Net income	134,746	69,738	208,756	117,932
Net income attributable to noncontrolling interests
Noncontrolling interests in property partnership	(457)	(503)	(1,003)	(1,032)
Noncontrolling interest - redeemable preferred units of the Operating Partnership	(765)	(842)	(1,566)	(1,665)
Noncontrolling interest - common units of the Operating Partnership	(10,360)	(8,194)	(16,400)	(14,296)
Noncontrolling interest in discontinued operations - common units of the Operating Partnership	(4,094)	15	(6,115)	10

Net income attributable to Boston Properties, Inc.	$119,070	$60,214	$183,672	$100,949

Basic earnings per common share attributable to Boston Properties, Inc.:
Income from continuing operations	$0.57	$0.41	$0.90	$0.70
Discontinued operations	0.22	—	0.33	—

Net income	$0.79	$0.41	$1.23	$0.70

Weighted average number of common shares outstanding	150,312	145,864	149,328	143,990

Diluted earnings per common share attributable to Boston Properties, Inc.:
Income from continuing operations	$0.57	$0.41	$0.90	$0.70
Discontinued operations	0.22	—	0.33	—

Net income	$0.79	$0.41	$1.23	$0.70

Weighted average number of common and common equivalent shares outstanding	150,694	146,695	149,720	144,610

BOSTON PROPERTIES, INC.

FUNDS FROM OPERATIONS (1)

(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2012	2011	2012	2011
	(in thousands, except for per share amounts)

Net income attributable to Boston Properties, Inc.	$119,070	$60,214	$183,672	$100,949

Add:
Noncontrolling interest in discontinued operations - common units of the Operating Partnership	4,094	(15)	6,115	(10)
Noncontrolling interest - common units of the Operating Partnership	10,360	8,194	16,400	14,296
Noncontrolling interest - redeemable preferred units of the Operating Partnership	765	842	1,566	1,665
Noncontrolling interests in property partnerships	457	503	1,003	1,032
Less:
Income (loss) from discontinued operations	398	(132)	884	(80)
Gain on sale of real estate from discontinued operations	36,877	—	36,877	—
Gain on forgiveness of debt from discontinued operations	—	—	17,807	—

Income from continuing operations	97,471	69,870	153,188	118,012

Add:
Real estate depreciation and amortization (2)	135,030	137,495	267,520	273,599
Income (loss) from discontinued operations	398	(132)	884	(80)
Less:
Noncontrolling interests in property partnership’s share of funds from operations	956	966	1,966	1,959
Noncontrolling interest - redeemable preferred units of the Operating Partnership	765	842	1,566	1,665

Funds from operations (FFO) attributable to the Operating Partnership	231,178	205,425	418,060	387,907

Less:
Noncontrolling interest - common units of the Operating Partnership’s share of funds from operations	24,361	23,856	44,327	46,420

Funds from operations attributable to Boston Properties, Inc.	$206,817	$181,569	$373,733	$341,487

Boston Properties, Inc.’s percentage share of funds from operations - basic	89.46%	88.39%	89.40%	88.03%

Weighted average shares outstanding - basic	150,312	145,864	149,328	143,990

FFO per share basic	$1.38	$1.24	$2.50	$2.37

Weighted average shares outstanding - diluted	152,047	148,156	151,093	146,071

FFO per share diluted	$1.37	$1.23	$2.49	$2.35

(1)	Pursuant to the revised definition of Funds from Operations adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”), we calculate Funds from Operations, or “FFO,” by adjusting net income (loss) attributable to Boston Properties, Inc. (computed in accordance with GAAP, including non-recurring items) for gains (or losses) from sales of properties, impairment losses on depreciable real estate of consolidated real estate, impairment losses on investments in unconsolidated joint ventures driven by a measurable decrease in the fair value of depreciable real estate held by the unconsolidated joint ventures, real estate related depreciation and amortization, and after adjustment for unconsolidated partnerships and joint ventures. FFO is a non-GAAP financial measure. The use of FFO, combined with the required primary GAAP presentations, has been fundamentally beneficial in improving the understanding of operating results of REITs among the investing public and making comparisons of REIT operating results more meaningful. Management generally considers FFO to be a useful measure for reviewing our comparative operating and financial performance because, by excluding gains and losses related to sales of previously depreciated operating real estate assets, impairment losses and real estate asset depreciation and amortization (which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates), FFO can help one compare the operating performance of a company’s real estate between periods or as compared to different companies.

Our computation of FFO may not be comparable to FFO reported by other REITs or real estate companies that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently.

FFO should not be considered as an alternative to net income attributable to Boston Properties, Inc. (determined in accordance with GAAP) as an indication of our performance. FFO does not represent cash generated from operating activities determined in accordance with GAAP, and is not a measure of liquidity or an indicator of our ability to make cash distributions. We believe that to further understand our performance, FFO should be compared with our reported net income attributable to Boston Properties, Inc. and considered in addition to cash flows in accordance with GAAP, as presented in our consolidated financial statements.

(2)	Real estate depreciation and amortization consists of depreciation and amortization from the Consolidated Statements of Operations of $111,643, $110,259, $220,583 and $218,852, our share of unconsolidated joint venture real estate depreciation and amortization of $23,513, $26,680, $46,634 and $53,745, and depreciation and amortization from discontinued operations of $243, $821, $1,040 and $1,656, less corporate-related depreciation and amortization of $369, $265, $737 and $654 for the three and six months ended June 30, 2012 and 2011, respectively.

BOSTON PROPERTIES, INC.

PROJECTED ANNUALIZED 2012 RETURNS ON

OPERATING PROPERTY ACQUISITION

FOR THE THREE MONTHS ENDING DECEMBER 31, 2012

(dollars in thousands)

Fountain
Square

Base rent and recoveries from tenants	$8,286
Straight-line rent	551
Fair value lease revenue	(144)
Other income	185

Total rental revenue	8,878

Operating Expenses	3,068

Revenue less Operating Expenses	5,810

Interest expense	3,015
Fair value interest expense	(1,553)
Depreciation and amortization	5,486

Net loss	$(1,138)

Add:
Interest expense	3,015
Fair value interest expense	(1,553)
Depreciation and amortization	5,486

Unleveraged FFO (1)	$5,810

Less:
Straight-line rent	(551)
Fair value lease revenue	144

Unleveraged Cash	$5,403

Purchase price	$385,000
Estimated closing and other costs	800

Total Unleveraged Investment	$385,800

Annualized Unleveraged FFO Return (1)	6.0%

Annualized Unleveraged Cash Return (2)	5.6%

Note: the Company will own a nominal 50% interest in the consolidated joint venture.

(1)	Pursuant to the revised definition of Funds from Operations adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”), we calculate Funds from Operations, or “FFO,” by adjusting net income (loss) (computed in accordance with GAAP, including non-recurring items) for gains (or losses) from sales of properties, impairment losses on depreciable real estate of consolidated real estate, impairment losses on investments in unconsolidated joint ventures driven by a measurable decrease in the fair value of depreciable real estate held by the unconsolidated joint ventures, real estate related depreciation and amortization, and after adjustment for unconsolidated partnerships and joint ventures. FFO is a non-GAAP financial measure. Unleveraged FFO excludes, among other items, interest expense, which may vary depending on the level of corporate debt or property-specific debt. Annualized Unleveraged FFO Return is also a non-GAAP financial measure that is determined by dividing (A) Unleveraged FFO (based on annualizing the projected results for the three months ending December 31, 2012) by (B) the Company’s Total Unleveraged Investment. Management believes projected Annualized Unleveraged FFO Return is a useful measure in the real estate industry when determining the appropriate purchase price for a property or estimating a property’s value. When evaluating acquisition opportunities, management considers, among other factors, projected Annualized Unleveraged FFO Return because it excludes, among other items, interest expense (which may vary depending on the level of corporate debt or property-specific debt), as well as depreciation and amortization expense (which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates). Other factors that management considers include its cost of capital and available financing alternatives. Other companies may compute FFO, Unleveraged FFO and Annualized Unleveraged FFO Return differently and these are not indicators of a real estate asset’s capacity to generate cash flow.
(2)	Annualized Unleveraged Cash Return is a non-GAAP financial measure that is determined by dividing (A) Unleveraged Cash (based on annualizing the projected results for the three months ending December 31, 2012) by (B) the Company’s Total Unleveraged Investment. Other real estate companies may calculate this return differently. Management believes that projected Annualized Unleveraged Cash Return is also a useful measure of a property’s value when used in addition to Annualized Unleveraged FFO Return because, by eliminating the effect of straight-lining of rent and the treatment of in-place above- and below-market leases, it enables an investor to assess the projected cash on cash return from the property over the forecasted period.

Management is presenting these projected returns and related calculations to assist investors in analyzing the Company’s acquisition. Management does not intend to present this data for any other purpose, for any other period or for its other properties, and is not intending for these measures to otherwise provide information to investors about the Company’s financial condition or results of operations. The Company does not undertake a duty to update any of these projections. There can be no assurance that actual returns will not differ materially from these projections.

BOSTON PROPERTIES, INC.

PORTFOLIO LEASING PERCENTAGES

	% Leased by Location
	June 30, 2012	December 31, 2011
Boston	90.6%	87.1%
New York	95.6%	97.8%
Princeton	75.8%	75.8%
San Francisco	89.7%	87.9%
Washington, DC	94.3%	96.9%

Total Portfolio	91.6%	91.3%

	% Leased by Type
	June 30, 2012	December 31, 2011
Class A Office Portfolio	91.5%	91.3%
Office/Technical Portfolio	94.6%	92.6%

Total Portfolio	91.6%	91.3%